Exhibit 12.1

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                            PRO FORMA
                                                            MERGER AND
                                                           NOTE OFFERING    PRO FORMA
                                                           COMBINED YEAR    MERGER YEAR   ACTUAL YEAR   ACTUAL YEAR   ACTUAL YEAR
                                                             (53 WEEKS)      (53 WEEKS)   (53 WEEKS)    (52 WEEKS)     (52 WEEKS)
                                                                ENDED          ENDED         ENDED         ENDED          ENDED
                                                              APRIL 3,        APRIL 3,      APRIL 3,     MARCH 28,      MARCH 28,
                                                                1997            1997          1997          1996          1995
                                                           --------------   -----------   -----------   -----------   -----------
EARNINGS:
  Earnings before income taxes and
    extraordinary item....................................    $   23,095    $   31,895    $    31,895    $   46,671    $   24,978
  Add: Fixed charges (below)..............................        61,031        52,231         52,231        54,090        57,599
    Depreciation on capitalized interest..................           410           410            410           298           289
  Less: Interest capitalized (below)......................        (3,344)       (3,344)        (3,344)       (3,003)         (870)
    Undistributed (income) loss--Joint Ventures...........          (191)         (191)          (191)           (8)         (335)
                                                              ----------    ----------     ----------    ----------    ----------
    Earnings for ratio....................................        81,001        81,001         81,001        98,048        81,661
                                                              ----------    ----------     ----------    ----------    ----------
FIXED CHARGES:
  Interest on borrowings..................................        20,816        12,016         12,016        18,099        24,502
  Interest on capital leases..............................        10,006        10,006         10,006        10,729        11,406
  Interest capitalized....................................         3,344         3,344          3,344         3,003           870
  Amortization of debt issuance costs.....................           178           178            178           655           796
  Estimated interest portion of rental expense(1).........        26,687        26,687         26,687        21,604        20,025
  50% share of EEP:
    Interest on borrowings(2).............................           --            --             --           --             --
    Interest on capital leases............................           --            --             --           --             --
    Interest capitalized..................................           --            --             --           --             --
    Estimated interest portion of rent(1).................           --            --             --           --             --
                                                              ----------    ---------      ----------    ----------    ----------
    Fixed Charges.........................................        61,031       52,231          52,231        54,090        57,599
                                                              ----------    ---------      ----------    ----------    ---------
FIXED CHARGES IN EXCESS OF EARNINGS.......................    $      --     $     --       $      --     $     --      $      --
                                                              ==========    =========      ==========   ===========    =========
RATIO OF EARNINGS TO FIXED CHARGES........................          1.33         1.55            1.55          1.81         1.42
                                                              ==========    =========      ==========   ===========    =========


                                                       ACTUAL YEAR  ACTUAL YEAR
                                                        (52 WEEKS)   (52 WEEKS)
                                                           ENDED        ENDED
                                                         MARCH 31,    APRIL 1,
                                                           1994         1993
                                                       -----------  -----------
EARNINGS:
  Earnings before income taxes and
    extraordinary item................................   $  27,412    $  13,146
  Add: Fixed charges (below)..........................      57,963       52,531
    Depreciation on capitalized interest..............         319          251
  Less: Interest capitalized (below)..................         (52)        (112)
    Undistributed (income) loss--Joint Ventures.......         202           63
                                                         ---------    ---------
    Earnings for ratio................................      85,844       65,879
                                                         ---------    ---------
FIXED CHARGES:
  Interest on borrowings..............................      25,699       22,828
  Interest on capital leases..........................      10,676        8,573
  Interest capitalized................................          49           90
  Amortization of debt issuance costs.................         724          655
  Estimated interest portion of rental expense(1).....      19,481       12,644
  50% share of EEP:
    Interest on borrowings(2).........................         565        3,844
    Interest on capital leases........................         180        1,236
    Interest capitalized..............................           3           22
    Estimated interest portion of rent(1).............         586        2,629
                                                         ---------    ---------
    Fixed Charges.....................................      57,963       52,531
                                                         ---------    ---------
FIXED CHARGES IN EXCESS OF EARNINGS...................   $     --     $     --
                                                         =========    =========
RATIO OF EARNINGS TO FIXED CHARGES....................        1.48         1.25
                                                         =========    =========
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The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of income (loss) before income taxes and extraordinary item, plus fixed charges except capitalized interest. Fixed charges consist of interest expense, amortization of debt issuance costs, and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense. For fiscal 1993 and 1994, fixed charges include the Company's share (50%) of the fixed charges of EEP prior to the May
28, 1993 acquisition of the remaining 50% partnership interest.

(1) Used one-third of rent expense on operating leases.

(2) Interest expense including interest on promissory note payable to AMC, net of interest capitalized.